Exhibit 5


                  INVESTMENT ADVISORY AND MANAGEMENT AGREEMENT

         INVESTMENT ADVISORY AND MANAGEMENT AGREEMENT, made this 1st day of July, 1983, by and between Legg Mason Tax-Exempt Trust, Inc., a Maryland corporation ("Fund"), and Legg Mason Fund Adviser, Inc., a Maryland corporation (the "Adviser").

         WHEREAS, the Fund is registered as an open-end, diversified management investment company under the Investment Company Act of 1940 ("1940 Act") and has registered its shares of common stock for sale to the public under the Securities Act of 1933 and various state securities laws; and

         WHEREAS, the Fund wishes to retain the Adviser to provide investment advisory, management, and administrative services to the Fund; and

         WHEREAS, the Adviser is willing to furnish such services on the terms and conditions hereinafter set forth; and

         WHEREAS, the Fund intends to establish one or more portfolios of securities with distinct and separate investment goals and policies, interests in each of which will be represented by a distinct class of shares of the Fund ("Portfolios"); and

         WHEREAS, this Agreement has been approved by a vote of the shareholders and of the Fund's Board of Directors and certain disinterested directors in conformity with the 1940 Act and the rules and regulations thereunder:


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         NOW,  THEREFORE,  in consideration of the promises and mutual covenants herein contained, it is agreed as follows:

         1. The Fund shall at all times keep the Adviser fully informed with regard to the securities owned by it, its funds available, or to become available, for investment, and generally as to the condition of its affairs. It shall furnish the Adviser with such other documents and information with regard to its affairs as the Adviser may from time to time reasonably request.

         2. (a) Subject to the direction and control of the Fund's Board of Directors, the Adviser shall regularly provide the Fund with investment research, advice, management and supervision and shall furnish a continuous investment program for each of the Portfolios consistent with each Portfolio's investment goals and policies. The Adviser shall determine from time to time what securities will be purchased, retained or sold by each Portfolio, and shall implement those decisions, including the selection of brokers and dealers to execute securities purchases and sales, all subject to the provisions of the Fund's Articles of Incorporation and Bylaws, the 1940 Act, the applicable rules and regulations of the Securities and Exchange Commission, and other applicable federal and state law, as well as the investment goals and policies of the Fund and each Portfolio. The Adviser shall also provide advice and recommendations with respect to other aspects of the business and affairs of the Fund, and shall perform such other functions of management and supervision as may be directed by the Board of Directors of the Fund. The Adviser shall furnish to the Fund such information with respect to the investments of the Fund and their manner of execution as the Fund's Board of Directors may


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reasonably request and is responsible for the supervision,  but not the expense, of the maintenance of the Fund's financial books and records. The Adviser may delegate some or all of the functions specified in this subparagraph to Provident Institutional Management Corporation or another appropriate person.

                  (b) The Fund hereby authorizes any entity or person associated with the Adviser which is a member of national securities exchange to effect any transaction on the exchange for the account of the Fund which is permitted by
Section 11(a) of the Securities Exchange Act of 1934 and Rule 11a2-2(T) thereunder, and the Fund hereby consents to the retention of compensation for such transactions in accordance with Rule 11a2-2(T)(2)(iv).

         3. (a) The Adviser, at its expense, shall supply the Board of Directors and officers of the Fund with information and reports reasonably required by them and reasonably available to the Adviser and shall furnish the Fund with office facilities, including space, furniture and equipment and all personnel reasonably necessary for the operation of the Fund. The Adviser may delegate some or all of the functions specified above in this subparagraph to Provident Institutional Management Corporation or another appropriate person. The Adviser shall authorize and permit any of its directors, officers and employees, who may be elected as directors or officers of the Fund, to serve in the capacities in which they are elected.

                  (b) The Adviser, at its own expense, shall provide a system whereby information is supplied to shareholders and their brokers concerning their accounts and the operation of the Fund. The Adviser shall also provide, at its own expense, a system whereby


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orders for  purchases  and  redemption  of Fund shares which are received by the
Fund's distributor, Legg Mason Wood Walker, Incorporated, are promptly processed and transmitted to the Fund's transfer agent. The Adviser may delegate some or all of the functions specified in this subparagraph to Legg Mason Wood Walker, Incorporated or another appropriate person. The Adviser shall have the right to use any list of shareholders of the Fund or any other list of investors which it obtains in connection with its provisions of services under this Agreement; provided, however, that the Adviser shall not sell or knowingly provide such list or lists to any unaffiliated person.

         (c) Other than as herein specifically indicated, the Adviser shall not be responsible for the Fund's expenses. Specifically, the Adviser will not be responsible, except to the extent of the reasonable compensation of employees of the Fund whose services may be used by the Adviser hereunder, for any of the following expenses of the Fund, which expenses shall be borne by the Fund: legal expenses; auditing and accounting expenses; interest, taxes, governmental fees and membership dues; brokerage commissions or charges, if any; distribution fees, if any; fees of custodians, transfer agents, registrars or other agents; expenses of preparing share certificates; the expenses for maintenance of the Fund's financial books and records, including computation of the Fund's daily net asset value per share and dividends; expenses of registering and qualifying Fund shares for the sale under applicable federal and state law; expenses of preparing, setting in print, printing and distributing prospectuses, reports, notices and dividends to Fund shareholders; cost of stationary; costs of stockholders and other meetings of the Fund;


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traveling  expenses of officers,  directors  and  employees of the Fund, if any;
fees of the Fund's independent directors and salaries of any officers or employees who are not affiliated with the Adviser; the organizational expenses of the Fund; and the Fund's pro rata portion of premiums on any fidelity bond and other insurance covering the Fund and its officers and directors.

         4. No director, officer or employee of the Fund shall receive from the Fund any salary or other compensation as such director, officer or employee while he is at the same time a director, officer, or employee of the Adviser or any affiliated company of the Adviser. This paragraph shall not apply to directors, executive committee members, consultants and other persons who are not regular members of the Adviser's or any affiliated company's staff.

         5. As compensation for the services performed and the facilities furnished and expenses assumed by the Adviser, including the services of any consultants or agents retained by the Adviser, the Fund shall pay the Adviser, as promptly as possible after the last day of each month, a fee, calculated daily, of 0.5% annually of the Fund's average daily net assets, provided that the Adviser's right to such fee will commence only upon the earlier of (i) October 1, 1983 or (ii) the first day on which the total net assets of the Fund equal $50 million or more. In the event that the Adviser's right to such fee commences on a date other than the last day of the month, the fee for such month shall be based on the average daily assets of the Fund in that period from the date of commencement to the last day of the month. If this Agreement is terminated as of any date not the last day of a month, such fee shall be paid as promptly as possible after such date of termination, and shall be based on the average daily net assets of the Fund in that period from the beginning of such month to such date of termination. The average daily net assets of the Fund


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shall in all cases be computed as of such time as may be determined by the Board of Directors of the Fund. The manner of calculating the Fund's average daily net assets for the purpose of this Agreement shall be determined by the Fund's Board of Directors and shall be binding on the parties. Each such payment shall be accompanied by a report of the Fund prepared either by the Fund or by a firm of independent accountants which shall show the amount properly payable to the Adviser under this Agreement and the detailed computation thereof.

         6. The Adviser shall reimburse the Fund for all expenses, excluding brokerage, taxes, interest, extraordinary items, and distribution fees, if any, incurred by the Fund until the earlier of (i) October 1, 1983 or (ii) the first day on which the total net assets of the Fund equal $50 million or more. Thereafter, the Adviser shall reimburse the Fund monthly for all such expenses exceeding an annual rate of 1.5% of the Fund's average daily net assets.

         7. The Adviser assumes no responsibility under this Agreement other than to render the services called for hereunder, in good faith, and shall not be responsible for any action of the Board of Directors of the Fund in following or declining to follow any advice or recommendations of the Adviser and the Adviser shall not be liable for any error or judgement or mistake of law or for any loss suffered by the Fund in connection with matters to which this contract relates; provided, that nothing in this Agreement shall protect the Adviser against any liability to the Fund or its stockholders to which it would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties hereunder.


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         8. Nothing in this  Agreement  shall limit or restrict the right of any director, officer, or employee of the Adviser who may also be a director, officer, or employee of the Fund, to engage in any other business or to devote his time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature, nor to limit or restrict the right of the Adviser to engage in any other business or to render services of any kind, including investment advisory and management services, to any other corporation, firm, individual or association.

         9. The Fund acknowledges that the Adviser may make payments from the fees paid to it under this Agreement, from past profits or from any other source available to it to other persons, including but not limited to Provident Institutional Management Corporation and Legg Mason Wood Walker, Incorporated, for shareholder, administrative, advisory, record keeping and distribution services provided by such persons in connection with the Fund's shares.

         10. As used in this Agreement, the terms "assignment", "interested person", and "majority of the outstanding voting securities" shall have the meanings given to them by Section 2(a) of the 1940 Act, subject to such exemptions as may be granted by the Securities and Exchange Commission by any rule, regulation or order.

         11. Subject to the provision of paragraph 12 and 13 below, this Agreement will remain in effect for two years from the date of its execution and from year to year thereafter, provided that (i) its continuance is specifically approved annually in the manner required pursuant to Section 15(a) and (c) of the 1940 Act and (ii) the Adviser does not notify the Fund in


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writing at least sixty (60) days prior to the  expiration  date in any year that it does not wish continuance of the Agreement for an additional year.

         12. This Agreement shall automatically terminate in the event of its assignment and may be terminated at any without the payment of any penalty by the Fund or by the Adviser on sixty (60) days' written notice to the other party. The Fund may effect such termination by a vote of (i) a majority of the Board of Directors of the Fund, (ii) a majority of the directors who are not parties to this Agreement or "interested" persons, as defined by the 1940 Act, of any such party ("Disinterested Directors"), or (iii) with respect to any given Portfolio, by a majority of the outstanding voting securities of such Portfolio.

         13. This Agreement shall be submitted for approval to the Board of Directors of the Fund annually and shall continue in effect only so long as specifically approved annually (i) by a majority vote of the Fund's Board of Directors or, with respect to any given Portfolio, by a majority of the outstanding voting securities of such Portfolio, and (ii) by the vote of a majority of the Disinterested Directors of the Fund, cast in person at a meeting called for the purpose of voting on such approval.

         14. In the event this Agreement is terminated by either party or upon written notice from the Adviser at any time, the Fund hereby agrees that it will eliminate from its corporate name any reference to the name of "Legg Mason." The Fund shall have the non-exclusive use of the name "Legg Mason" in whole or in part only so long as this Agreement is effective or until such notice is given.


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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers thereunto duly authorized.

Attest:                                     LEGG MASON TAX-EXEMPT TRUST, INC.

By: /s/ Suzanne E. Peluso                   By: /s/  John F. Curley
    _______________________                     _____________________________

Attest:                                     LEGG MASON FUND ADVISER, INC.


By: /s/ Suzanne E. Peluso                   By: /s/ Thomas M. Daly S.V.P.
    _______________________                     _____________________________